                                                                    EXHIBIT 11.1

                    COMPUTATION OF SHARES USED IN COMPUTING
                              NET INCOME PER SHARE

                                                      THREE MONTHS ENDED              SIX MONTHS ENDED
                                                  -------------------------      -------------------------
                                                    1-JULY         3-JULY          1-JULY         3-JULY
                                                     2000           1999            2000           1999
                                                  ----------     ----------      ----------     ----------
Common shares, beginning of period..............  21,980,602     21,355,665      21,767,589     21,279,812
Common stock equivalents........................   3,245,371      2,198,669       3,364,195      2,134,417
Treasury stock buyback..........................  (1,901,523)    (1,689,596)     (1,913,130)    (1,551,785)
Weighted average shares issued..................      16,823         11,293         169,953         65,896
                                                  ----------     ----------      ----------     ----------
                                                  23,341,273     21,876,031      23,388,607     21,928,340
                                                  ==========     ==========      ==========     ==========